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                                                                    Exhibit 12.1

                                Manor Care, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)

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
                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                          ----------------------    -------------------------------------------------------------
                                             2005         2004         2004         2003         2002         2001         2000
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS AVAILABLE TO COVER FIXED
CHARGES:
Income from continuing
  operations before income taxes and
  minority interests ..................   $ 202,878    $ 189,814    $ 254,879    $ 190,412    $ 212,684    $ 129,992    $  61,669
Less:
  Equity in earnings of affiliates,
    excluding affiliate with
    guaranteed debt ...................      (4,099)      (5,662)      (6,975)      (7,236)      (4,761)      (4,543)      (2,016)

Add:
  Dividends received from equity
    affiliates ........................       3,750        1,793        1,956        4,750        3,026       11,574        6,000
  Losses of minority interests ........        (357)         (83)         (83)         (35)          --           --           --
  Fixed charges deducted from
    earnings (see below) ..............      42,171       49,970       62,684       53,000       51,173       64,751       75,511
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings available to cover fixed
  charges .............................   $ 244,343    $ 235,832    $ 312,461    $ 240,891    $ 262,122    $ 201,774    $ 141,164
                                          =========    =========    =========    =========    =========    =========    =========
FIXED CHARGES:
Interest expense, including amounts
  in operating expense ................   $  35,906    $  44,195    $  55,194    $  44,600    $  41,395    $  55,458    $  66,460
Interest within rent expense ..........       6,265        5,775        7,490        8,400        9,778        9,293        9,051
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges deducted from
  earnings ............................      42,171       49,970       62,684       53,000       51,173       64,751       75,511
Interest expense on guaranteed debt
  of affiliate ........................          --           --           --           --           --        2,272        4,309
Interest capitalized ..................         721          807        1,002          671          721        1,933        4,457
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges .........................   $  42,892    $  50,777    $  63,686    $  53,671    $  51,894    $  68,956    $  84,277
                                          =========    =========    =========    =========    =========    =========    =========
RATIO OF EARNINGS TO FIXED CHARGES ....         5.7x         4.6x         4.9x         4.5x         5.1x         2.9x         1.7x
                                          =========    =========    =========    =========    =========    =========    =========
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